Sierra Pacific Power Makes Annual Deferred Energy Filing
December 1, 2005
Media Contact: Faye I. Andersen
775-834-4822
Analyst Contact: Britta Carlson
702-367-5624
Reno, Nevada — Sierra Pacific Power Company, a subsidiary of Sierra Pacific Resources (NYSE:SRP), today made its annual mandatory deferred energy filing with the Public Utilities Commission of Nevada (PUCN). The filing, which seeks to recover costs the company already paid for fuel to generate electricity and purchased power, and to set new rates going forward which more accurately reflect current market prices, is strictly on a dollar-for-dollar basis and does not include any profit for the company.
If approved by the PUCN, the typical residential customer using 740 kilowatt hours of electricity would see a monthly bill increase $8.17, from $95.07 to $103.24, or 8.6%. The company has asked that the increase become effective May 1, 2006.
“Nationwide, the costs for natural gas have climbed to their highest levels in history during the past year and this has negatively impacted the prices to our customers,” said Mary Simmons, vice president of external affairs for Sierra Pacific Power Company. Simmons explained that approximately 50 percent of the electricity supplied to northern Nevada customers is either produced by company-owned natural gas-fired generators or purchased from other suppliers who also use natural gas as their generating fuel. The remaining 50 percent is supplied by using other sources such as coal, hydro and geothermal power.
In filing to recover these deferred energy balances, the company must first purchase fuel and power for customers, and then file with the PUCN for recovery. Only after thorough review by the PUCN and other parties, are these costs allowed to be passed on to customers on a dollar-for-dollar basis, with no additional mark-ups. The total proposed recovery in this filing, including expected going-forward rates, is $83.5 million.
The PUCN will set hearings in the next few months to conduct its review before making a decision on Sierra Pacific’s request.
Simmons noted that while there is no immediate answer to when volatile energy prices might stabilize, there are a number of things we can all do to improve the energy efficiency of our homes and businesses that will reduce bills and save money. In particular she suggested setting thermostats at 68-degrees in the evening when families are home and turning them down to 58-degrees over night or when you’re away.
A description of energy efficiency tips, programs, even a home energy audit are available on Sierra Pacific’s website at http://www.sierrapacific.com/conservation/residential/tips/.

The company also has brochures that urge customers to “Take Control of Your Energy Use”, available at the company’s office, or by calling 834-4444.
Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. The company serves approximately 300,000 electric customers in northern Nevada and 45,000 electric customers in California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas to approximately 135,000 customers in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events
# # #

privacy/legal contact sitemap	© 1996-2005 Sierra Pacific is a Sierra Pacific Resources company.